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                                   EXHIBIT B

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                                   AGREEMENT

         This Agreement is made as of September 1, 1994 by and between Atlantic Resorts Holdings, Inc., a Delaware corporation ("ARH") and Lawrence Cohen ("Cohen").

                                    RECITALS

         A. ARH owns a warrant (the "Warrant") to purchase 4,666,850 shares of common stock of Resorts International, Inc. ("Resorts"), a copy of which is attached hereto as Exhibit A; and

         B. Cohen wishes to purchase from ARH a portion of the Warrant relating to 233,343 shares (the "Purchased Shares").


         NOW THEREFORE, in consideration of the premises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follow:

         1. Purchase and Sale. Cohen hereby agrees to purchase and ARH hereby agrees to sell to Cohen a portion of the Warrant relating to the right to purchase the Purchased Shares. In consideration of the sale contemplated hereby, Cohen agrees to pay to ARH the sum of $.05 per share, or $11,667.15 in the aggregate, concurrently with execution and delivery of this Agreement. ARH will promptly take all action necessary to cause issuance of a separate warrant to Cohen evidencing the sale contemplated by this Agreement.

         2. Repurchase Right. ARH shall have the right (the "Repurchase Right"), until August 31, 1995, to repurchase warrants evidencing 155,562 Purchased Shares at a purchase price per share equal to $.05 (the "Repurchase Price"). From September 1, 1995 through August 31, 1996, ARH shall have the right to repurchase warrants evidencing 77,781 Purchased Shares at the Repurchase Price. The Repurchase Right granted hereby shall be void and of no further force or effect from and after such time Merv Griffin ceases to be Chairman of the Board of Resorts.

         3. Governing Law. This Agreement shall be governed under the laws of the State of New York.

         4. Modifications and Amendments. This Agreement may be modified only by a writing signed by each of the parties hereto.
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         IN WITNESS WHEREOF, the undersigned appear and do set their hand this
1st day of September, 1994.

                        Atlantic Resorts Holdings, Inc.


                        By:
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                             Thomas E. Gallagher, President





                        ----------------------------------
                        Lawrence Cohen



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